EXHIBIT 1

[Serono Logo]                                                      [Genset Logo]



         FILING OF A REPURCHASE OFFER FOLLOWED BY A SQUEEZE-OUT FOR THE
                           SECURITIES OF GENSET S.A.


On April 23, 2003, Serono France Holding S.A., a wholly-owned subsidiary of Serono S.A., filed a repurchase offer followed by a squeeze-out with the Conseil des Marches Financiers, for all remaining Genset S.A. shares and OCEANEs held by the public. This offer follows the cash tender offer, which took place from July 16, 2002 to September 12, 2002 and was reopened in France from September 24, 2002 until October 31, 2002, and the cash tender offer made simultaneously in the United States by Serono France Holding S.A.. At the time of the cash tender offers, Serono France Holding S.A. reserved the possibility to proceed with a repurchase offer followed by a squeeze-out on the Genset securities if it held at least 95% of the voting rights of the company. Following the cash tender offers made in France and in the United States, and the capital increase made by Genset between March 13 and March 26, 2003, Serono France Holding S.A. owns, as of the date hereof, 19,371,449 Genset shares, representing 96.60% of the share capital and voting rights of Genset.

The offer is made for all Genset securities not currently held by Serono France Holding S.A., constituting a maximum of 926,441 shares and 1,792 OCEANEs.

The offer price under the offer is 8.19 euros per share and 107.05 euros per OCEANE.

J.P. Morgan & Cie S.A. is the etablissement presentateur of the Offer.

                 ELEMENTS OF APPRAISAL OF THE PRICE OF THE OFFER

According to the terms of the repurchase offer followed by a squeeze-out, the price of 8.19 euros offered for each Genset share corresponds to the price paid by Serono France Holding to Genset shareholders in the context of the cash tender offer, this price per share being adjusted to take into account the capital increase of March 2003.

The results of the analysis of the main valuation methods used are summarized in the following table:

     1. Summary assessment of the price offered for the shares

Methodology                                                                                    Main results
------------------------------------------------------------------------------------------------------------
Genset's share price(1)
Closing price on April 14, 2003                                                                        5.7%
1-month average                                                                                      (1.3%)
2-month average                                                                                        1.2%
3-month average                                                                                        2.5%
6-month average                                                                                        2.5%
9-month average                                                                                        2.9%
12-month average                                                                                      34.0%
12-month high                                                                                       (13.8%)
12-month low                                                                                         303.4%
------------------------------------------------------------------------------------------------------------

                                            Median of      Genset Historical          Genset Pro-forma
                                             "hybrid    -----------------------   --------------------------
                                            biotech"(2)
                                          --------------------------------------  --------------------------
Analysis of comparable listed companies                     Premium    Multiple       Premium      Multiple
------------------------------------------------------------------------------------------------------------
Firm value/2001 revenues                          0.97x        245%       6.97x          447%        87.56x
Firm value/2002 revenues                          0.71x        412%      27.04x          476%          n.a.
Firm value/2001 R&D expenses                       0.1x        393%        3.8x          395%          3.9x
Firm value/2002 R&D expenses                       0.3x        342%        4.0x          343%          4.0x
Market capitalisation/net cash                     1.1x        423%       5.8x(3)        423%         5.8x(3)

Multiple of consolidated net asset value (as of December 31)
1999                                                                                                   1.3x
2000                                                                                                   1.5x
2001                                                                                                  20.6x
2002                                                                                                   n.a.
2002 pro-forma of the capital increase                                                                 3.7x

As a reference, analysis of comparable transactions                                 Median          Genset4
1-day premium                                                                        32.0%           138.4%
1-week premium                                                                       34.8%           204.7%
1-month premium                                                                      46.1%           194.6%
3-month premium                                                                      61.3%           123.6%
Firm value / revenues for the last twelve months                                     6.84x           68.91x
------------------------------------------------------------------------------------------------------------

Note : Average weighted by volume.

(1) Based on Genset share price performance on the Nouveau Marche.

(2) Includes Celera Genomics, Genaissance, Genome Therapeutics and Maxygen.

(3) Net cash as of March 31, 2003, accounting for the OCEANEs at book value, pro-forma of the net proceeds of the capital increase.

(4) Premiums implied by the initial cash tender offer and mentioned in the initial cash tender offer prospectus.

     2. Summary assessment of the price offered for the OCEANEs

The offer price for the OCEANEs is equal to the redemption price of the OCEANEs as of June 10, 2003 corresponding to the estimated date of the squeeze-out. The price offered for the OCEANEs during the cash tender offer had similarly been set at 102.64 euros, the early redemption price as of June 26, 2002, the date of the filing of the cash tender offer.



Methodology                                                Premium implied by the offer price for the OCEANEs
-------------------------------------------------------------------------------------------------------------
Conversion value                                                                                      1,013%

Early redemption                                                                                          0%

Share price
Closing price on February 11, 2003(1)                                                                     2%
3-month average                                                                                           2%
6-month average                                                                                           2%
12-month average                                                                                          9%
12-month high                                                                                             2%
12-month low                                                                                            410%
-------------------------------------------------------------------------------------------------------------

Note : Average weighted by volume.
(1) Last day with actual trading.


                               INDEPENDENT EXPERT

In accordance with Article 5-7-1 of the General Regulations of the CMF, the firm of Ricol, Lasteyrie & Associes has been appointed an independent expert in order to assess the valuation of the Genset securities and to issue an opinion on the fairness of the price offered. The expert has concluded in its report that the offer price of 8.19 euros per share and of 107.05 euros per OCEANE offered to the minority securityholders, is a fair price.

The Offer and the publication of the offer document remain subject to the approval of the French market authorities. Subject to this approval, the squeeze-out pursuant to article L. 433-4 of the French Monetary and Financial Code will be implemented. The securities of Genset which will not have been tendered during the repurchase offer will be automatically transferred to Serono France Holding.

Contacts:

Genset S.A.
Investors relations:  tel.: + 33 (0)1 60 79 66 66


Serono France Holding S.A.
Investor Relations:  tel.: + 41 22 739 36 01

This announcement is published in accordance with article 6 of Regulation n(degree) 2002-04 of the Commission des operations de bourse.

This announcement does not constitute an offer to purchase or a solicitation of an offer to sell any securities. More detailed information on the repurchase offer will be made available in the French offer document which Serono France Holding will publish once it has been approved by the Commission des operations de bourse.